As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333-101404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEADE INSTRUMENTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	95-2988062
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27 Hubble

Irvine, California 92618

(949) 451-1450

(Name, address and telephone number, including area code, of registrant’s principal executive offices)

John A. Elwood

Meade Instruments Corp.

27 Hubble

Irvine, California 92618

(949) 451-1450

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all shares of common stock that remain unsold under Registration Statement No. 333-101404.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This document shall serve as Post-Effective Amendment No. 1 to Registration Statement No. 333-101404.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration No. 333-101404 (the “Registration Statement”), of Meade Instruments Corp., a Delaware corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on November 22, 2002.

On September 13, 2013, pursuant to the Agreement and Plan of Merger dated as of July 16, 2013 (and amended on August 5, 2013), by and among the Company, Sunny Optics, Inc., a Delaware corporation (“Sunny”), and Sunny Optics Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Sunny (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Sunny (the “Merger”).

At the effective time of the Merger (the “Effective Time”) on September 13, 2013, the Merger became effective as a result of the filing of a Certificate of the Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company terminated any offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities which remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statement but unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 17th day of September, 2013.

MEADE INSTRUMENTS CORP.

By:	/s/ John A. Elwood
John A. Elwood Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.

2